Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated March 11, 2005, (except for Note 2 with respect to the caption “Share-Based Compensation”, as to which the date is October 10, 2005) with respect to the consolidated financial statements of Certegy Inc. included in this Current Report on Form 8-K for the year ended December 31, 2004:

(1)	Registration Statement (Form S-8 No. 333-103266) pertaining to the Certegy Inc. Deferred Compensation Plan;

(2)	Registration Statement (Form S-8 No. 333-64462) pertaining to the Certegy Inc. 401(k) Plan;

(3)	Registration Statement (Form S-8 No. 333-63342) pertaining to the Certegy Inc. 2001 Stock Incentive Plan and 2001 Non-Employee Director Stock Option Plan.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 10, 2005